Exhibit 99.2

NAVISTAR’S OPERATING COMPANY SIGNS COLLABORATION PACT
WITH GERMAN TRUCK AND ENGINE MANUFACTURER

Product Design, Development, Sourcing And Manufacturing Involved

WARRENVILLE, Ill. - December 6, 2004 - Navistar International Corporation (NYSE:NAV) and MAN Nutzfahrzeuge AG of Munich, Germany announced today that they have signed a strategic agreement to collaborate on design, development, sourcing and manufacturing of components and systems for commercial trucks, including a range of diesel engines.

Navistar’s operating company, International Truck and Engine Corporation, and MAN are both leaders in the truck, bus and diesel engine business in their respective geographic markets; MAN in Europe and International in North and South America.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, noted that both International and MAN have extensive experience and expertise and seek to benefit from each other’s technologies and combined volumes for economies of scale.

"This agreement is one of a number of opportunities we are exploring for strategic growth in order to achieve long-term success and to meet our goal of reaching $15 billion in revenues and commensurate returns by the end of the current business cycle," Ustian said.

Jack Allen, president of International’s Engine Group, said both companies have agreed to not comment on any specific components or applications at this time for competitive reasons.

"We have a strategic collaboration agreement with MAN and we are exploring a number of opportunities to expand our International engine product line and to offer the value of integrated products for our customers," Allen explained. "We see potential opportunities as we collaborate on design, development, sourcing and manufacturing of components and systems."

Hakan Samuelsson, CEO of MAN commented, "With this alliance we aim to reach world class volumes for systems and heavy truck engines, giving us considerable synergies, economies of scale and flexibility in supplying plants."

Navistar International Corporation is the parent company of International Truck and Engine Corporation, the nation’s largest combined commercial truck, school bus and mid-range diesel engine producer. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. With the broadest distribution network in North America, the company also provides financing for customers and dealers. Additionally, through a joint venture with Ford Motor Company, the company builds medium commercial trucks and sells truck and diesel engine service parts. Additional information is available at www.nav-international.com

MAN Nutzfahrzeuge is the largest company in the MAN Group and one of the leading international manufacturers of commercial vehicles. In fiscal year 2003, the company with its 34,000 employees generated a sales revenue of $8.9 billion [€ 6.7 billion] with sales of 56,000 trucks and 6,300 buses.

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